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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to use in this Amendment No. 5 to Registration Statement No. 333-119485 of Herbalife Ltd. (formerly WH Holdings (Cayman Islands) Ltd.) on Form S-1 of our report dated February 19, 2004 (December 1, 2004 as to earnings per share information and the effect of the reverse stock split described in Note 2) appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Los Angeles, California
December 14, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM